The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any State where such offer or sale is not permitted.

PRELIMINARY PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
Subject to Completion	Registration No. 333-185049
Dated January 21, 2014

Pricing Supplement dated ● to the

Prospectus dated August 1, 2013

Prospectus Supplement and Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated August 8, 2013

The Bank of Nova Scotia

CLP ●

CLP Denominated / USD Payable Capped Enhanced Participation Notes, Series A

Linked to iShares MSCI All Country Asia ex-Japan ETF

Due ●

The notes will not bear interest. The notes are denominated in Chilean Pesos ("CLP"), but your initial investment and your payment at maturity will be made in U.S. Dollars ("USD") based on the CLP amount of the issue price or such payments, as applicable, converted at the CLP/USD exchange rate on the Initial FX Fixing Date or the Final FX Fixing Date, as applicable. Because of this mandatory conversion, your investment in the notes and each interest payment is subject at all times to CLP/USD exchange rate risk.

The amount that you will be paid on your notes at maturity is based on the performance of the iShares MSCI All Country Asia ex-Japan ETF (which we refer to as the Reference Asset) as measured from the trade date to and including the valuation date (expected to be between 24 months after the trade date). We will determine the USD settlement value of the notes in accordance with the formula below.

You may lose a substantial portion of your investment depending on the performance of the reference asset and the exchange rate between the USD and CLP. Even if the percentage change of the reference asset is positive, you may still lose a substantial portion of your investment depending on the performance of the CLP/USD exchange rate, as described below. Additionally, the amount you may receive for each CLP1,000 principal amount of your notes at maturity is subject to a maximum return amount. Any payment on your notes is subject to the credit-worthiness of The Bank of Nova Scotia.

To determine your payment at maturity (paid in USD), we will first calculate the percentage increase or decrease in the final price (determined on the valuation date, subject to adjustment) from the initial price (which will be the closing price of the reference asset on the pricing date), which we refer to as the percentage change. The percentage change may reflect a positive return (based on any increase in the price of the reference asset over the life of the notes) or a negative return (based on any decrease in the price of the reference asset over the life of the notes). At maturity, for each CLP1,000 principal amount of your notes, you will receive an amount in USD calculated by (A) the sum of (i) CLP1,000 plus (ii) the Note Return Amount, divided by (B) the Final Exchange Rate, whereby the Note Return Amount is calculated as follows:

o	if the final price is greater than or equal to the initial price, the lesser of A) the product of (i) CLP1,000 multiplied by (ii) the percentage change multiplied by (iii) the Participation Rate and (B) the Maximum Return Amount; or
o	if the final price is less than the initial price, the greater of A) the product of (i) CLP1,000 multiplied by (ii) the percentage change and (B) the product of (i) CLP 1,000 multiplied by (ii) -99.00%. You will receive less than CLP1,000.

Following the determination of the initial price, the amount you will be paid on your notes at maturity will not be affected by the closing price of the reference asset on any day other than the valuation date. You could lose a substantial portion (up to 99.00%) of the CLP value of your investment in the notes. Any percentage decrease between the initial price and the final price of the reference asset may reduce the payment you will receive at maturity below the principal amount of your notes, depending on the performance of the CLP/USD exchange rate. In addition, the notes will not bear interest, and no other payments on your notes will be made prior to maturity.

If the CLP strengthens relative to the USD from the Initial FX Fixing Date to the Final FX Fixing Date (the CLP/USD exchange rate on the Final FX Fixing Date is less than it was on the Initial FX Fixing Date), the amount you receive in USD at maturity will be greater than it would be based on the Initial Exchange Rate. Conversely, if the CLP weakens relative to the USD from the Initial FX Fixing Date to the Final FX Fixing Date (the CLP/USD exchange rate on the Final FX Fixing Date is greater than it was on the Initial FX Fixing Date), the amount you receive in USD at maturity will be less than it would be based on the Initial Exchange Rate. You will not receive a fixed amount in USD at maturity. As a result of this currency exchange risk, any appreciation of the USD between the Initial FX Fixing Date and the Final FX Fixing Date against the CLP will negatively impact the payment at maturity and the return on the USD value of your notes, and you could lose a substantial portion of your initial investment in USD. Following the determination of the Initial Exchange Rate, the amount you will be paid on your notes at maturity will not be affected by the CLP/USD exchange rate on any day other than the Final FX Fixing Date.

The difference between the estimated value of your notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Trade Date and you may lose a substantial portion of your initial investment. The Bank’s profit in relation to the notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and the hedging transactions it enters into with its affiliates. The Bank’s affiliates will also realize a profit that will be based on the (i) cost of creating and maintaining the hedging transactions minus (ii) the payments received on the hedging transactions.

Capped Enhanced Participation Notes, Series A Linked to iShares MSCI All Country Asia ex-Japan ETF, Due ● (the “Notes”) offered hereunder are unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to exchange rate risk and investment risks including possible loss of the principal amount invested due to the negative performance of the reference asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system. The return on your Notes will relate to the price return of the reference asset and will not include a total return or dividend component. The Notes are derivative products based on the performance of the reference asset. The Notes do not constitute a direct investment in any of the shares, units or other securities represented by the reference asset. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

Neither the United States Securities and Exchange Commission (“SEC”), Nor ANY state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. THE NOTES ARE NOT INSURED by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of its affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-30 of the accompanying product prospectus supplement.

	Per Note	Total[1]
Price to public[2]	100.00%	CLP ●
Underwriting commissions[3]	3.60%	CLP ●
Proceeds to The Bank of Nova Scotia[4]	96.40%	CLP ●

Investment in the Notes involves certain risks.  You should refer to “Additional Risks” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We may decide to sell additional Notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about January ●, 2014 against payment in immediately available funds.

Scotia Capital (USA) Inc

[1]	All amounts will be settled in USD in amounts determined by reference to the Initial Exchange Rate.
[2]	If the notes priced today, the estimated value of the Notes, as determined by a third-party hedge provider, would be approximately CLP● (●%) per CLP1,000 principal amount of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information.
[3]	Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution of the Notes may pay varying discounts and underwriting commissions of up to CLP36.00 per CLP1,000 Principal Amount of the Notes in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to CLP0.50 per CLP1,000 Principal Amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. All fees and commissions will be paid in USD in amounts determined by reference to the Initial Exchange Rate.
[4]	Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the "Bank”)
Reference Asset:	iShares MSCI All Country Asia ex-Japan ETF (Bloomberg Ticker: AAXJ UP)
CUSIP/ISIN:	CUSIP 064159DL7 / ISIN US064159DL72
Type of Notes:	Capped Enhanced Participation Notes, Series A
Minimum Investment and Denominations:	CLP1,000 and integral multiples of CLP1,000 in excess thereof
Principal Amount:	CLP1,000 per Note
Original Issue Price:	100.00% of the Principal Amount of each Note, payable in USD at the Initial Exchange Rate
Payment and Settlement Currency:	USD or U.S. Dollars
Denomination Currency:	CLP or Chilean Pesos
Notional Proceeds	USD●, paid to the Issuer on the Original Issue Date, equal to the quotient of the aggregate Principal Amount / Initial Exchange Rate
Pricing Date:	Expected to be January 22, 2014
Trade Date:	Expected to be January 22, 2014
Original Issue Date:	Expected to be February 5, 2014 (to be determined on the Trade Date and expected to be the 10th scheduled Business Day after the Trade Date)
Maturity Date:	● (To be determined on the Trade Date and expected to be 24 months after the Original Issue Date)
Principal at Risk:

You may lose a substantial portion (up to 99.00%) of the CLP value of your initial investment at maturity if there is any decrease from the Initial Price to the Final Price.

You may lose a substantial portion of the value of your initial investment in USD if the CLP weakens relative to the USD from the Initial FX Fixing Date to the Final FX Fixing Date.

Fees and Expenses:	Scotia Capital (USA) Inc. or one of our affiliates may pay varying discounts and underwriting commissions of up to CLP36.00 per CLP1,000 Principal Amount of Notes in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to CLP0.50 per CLP1,000 Principal Amount of Notes. All Fees and Expenses will be paid in USD in amounts determined by reference to the Initial Exchange Rate.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Payment at Maturity:	The Payment at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:
(Principal Amount + Note Return Amount) / the Final Exchange Rate
Your Payment at Maturity is subject to currency exchange risk and may be less, and possibly significantly less, in USD than your initial investment. You may lose a substantial portion of the value of your initial investment in USD if the CLP weakens relative to the USD from the Initial FX Fixing Date to the Final FX Fixing Date.
Note Return Amount:	If the Final Price is greater than or equal to the Initial Price, then the Note Return Amount will equal to the lesser of (a) Principal Amount × Percentage Change or (b) the Maximum Return Amount

If the Final Price is less than the Initial Price, then the Note Return Amount will equal to the greater of:

(a) Principal Amount × Percentage Change or (b) Principal Amount x (-99.00%)

Accordingly, you could lose up to 99.00% of the CLP value of your initial investment.

Initial Price:	The closing price of the Reference Asset on the Pricing Date.
Final Price:

The Final Price of the Reference Asset will be determined based upon the closing price published on the Bloomberg page “AAXJ UP <Equity>” or any successor page on Bloomberg or any successor service, as applicable, calculated on the Valuation Date. In certain special circumstances, the final price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “General Terms of the Notes—Unavailability of the Price of the Reference Asset on a Valuation Date” and “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 and “Appointment of Independent Calculation Experts” on page PS-33, in the accompanying product prospectus supplement.

Percentage Change:	The Percentage Change, expressed as a percentage, with respect to the Note Return Amount, is calculated as follows: Final Price – Initial Price Initial Price
For the avoidance of doubt, the Percentage Change may be a negative value.
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Initial Exchange Rate:	●, the CLP/USD spot rate on the Initial FX Fixing Date, as determined by reference to Reuters page "CLPOB" and as more fully described under "Determination of the CLP/USD Exchange Rate" in this pricing supplement.
Final Exchange Rate:	The CLP/USD spot rate on the Final FX Fixing Date, as determined by reference to Reuters page "CLPOB" and as more fully described under "Determination of the CLP/USD Exchange Rate" in this pricing supplement.
Initial FX Fixing Date:	●, the first Business Day following the Trade Date
Final FX Fixing Date:	●, the first Business Day following the Valuation Date
Participation Rate:	[200%] (the actual Participation Rate to be determined on the Trade Date).
Maximum Return Amount:

CLP● per CLP1,000 Principal Amount of Notes (to be determined on the Trade Date)

The Maximum Return Amount is defined in CLP. Any amounts you may receive will be in USD and will be calculated using Final Exchange Rate.

Minimum Return Amount:	CLP10.00 (1.00%) per CLP1,000 Principal Amount of Notes The Minimum Return Amount is defined in CLP. Any amounts you may receive will be in USD and will be calculated using Final Exchange Rate.
Valuation Date:

● (10 Business Days before the Maturity Date)

The Valuation Date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes—Market Disruption Events” beginning on page PS-17 in the accompanying product prospectus supplement.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.
Tax Redemption:	The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” below.
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Selling Restrictions:

CHILE: This private offering of foreign securities is made pursuant to SVS General Rule 336 and addressed only to "Qualified Investors" (as defined in SVS General Rule 216). The start date of this offering is January 21, 2014. This offering refers to securities that are not registered in the Foreign Securities Registry of the Chilean Securities and Insurance Commission or "SVS". Neither the issuer nor the Securities offered are subject to the SVS supervision. The issuer has no obligation to deliver public information regarding the securities offered in Chile. The Securities cannot be publicly offered while they are not registered in the Foreign Securities Registry of the SVS.

CHILE: La presente oferta de valores se acoge a la Norma de Carácter General 336 de la SVS y está dirigida a "Inversionistas Calificados" (según se define en la Norma de Carácter General 216 de la SVS). La fecha de inicio de la presente oferta es el día 21 de enero, 2014. Esta oferta se refiere a valores que no están inscritos en el Registro de Valores Extranjeros de la Superintendencia de Valores y Seguros de Chile o "SVS". El emisor y los valores ofrecidos no están sujetos a la fiscalización de la SVS. El emisor no está obligado a entregar información pública en Chile acerca de los valores ofrecidos. Los valores no pueden ser objeto de oferta pública mientras no sean inscritos en el Registro de Valores Extranjeros de la SVS.

Listing:	The Notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Currency Business Day:	A day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in both New York and Santiago
Business Day:	New York, Toronto, and Santiago
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-14 in the accompanying product prospectus supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 99.00% OF THE CLP VALUE OF THE PRINCIPAL AMOUNT, AND YOU MAY LOSE A SUBSTANTIAL PORTION OF THE USD VALUE OF YOUR INVESTMENT DUE TO CURRENCY EXCHANGE RISKS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated August 1, 2013, as supplemented by the prospectus supplement dated August 8, 2013 and the product prospectus supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A) dated August 8, 2013, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes may vary from the terms described in the accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at
http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

:

Prospectus dated August 1, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006699/e54840_424b3.htm

Prospectus Supplement dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006938/e54968_424b3.htm

Product Prospectus Supplement (Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A), dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006940/e54969_424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of losing 99.00% of the CLP value of your entire initial investment and the risk of losing a substantial portion of your initial investment in USD.
•	You can tolerate a loss of up to 99.00% of the CLP value of your initial investment and a loss of a substantial portion of your initial investment in USD and are willing to make an investment that may have the downside market risk of an investment in the Reference Asset or in the Reference Asset's constituent stocks.
•	You believe that the Final Price will not decline below the Initial Price, or you believe that the Reference Asset will appreciate over the term of the Notes and that the appreciation is unlikely to exceed the Maximum Return Amount.
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•	You understand and accept that your potential return is limited by the Maximum Return Amount and you would be willing to invest in the Notes based on the Maximum Return Amount.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Reference Asset.
•	You can tolerate the fluctuations of the exchange rate between the USD and the CLP and can tolerate a loss of a substantial portion of your initial investment in USD.
•	You do not seek current income from your investment.
•	You are willing to hold the Notes to maturity, a term approximately 24 months, and accept that there may be little or no secondary market for the Notes.
•	You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing 99.00% of the CLP value of your entire initial investment and the risk of losing a substantial portion of your initial investment in USD.
•	You require an investment designed to guarantee a full return of principal at maturity.
•	You cannot tolerate a loss of up to 99.00% of the CLP value of your initial investment or a loss of a substantial portion of your initial investment in USD, or you are not willing to make an investment that may have the downside market risk of an investment in the Reference Asset or in the Reference Asset's constituent stocks
•	You believe that the price of the Reference Asset will decline during the term of the Notes and the Final Price will likely decline below the Initial Price, or you believe the Reference Asset will appreciate over the term of the Notes and that the appreciation is likely to equal or exceed the Maximum Return Amount.
•	You seek an investment that has unlimited return potential without a cap on appreciation and you would be unwilling to invest in the Notes subject to the Maximum Return Amount.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Reference Asset.
•	You cannot tolerate the fluctuations of the exchange rate between the USD and the CLP or cannot tolerate a loss of a substantial portion of your initial investment in USD.
•	You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.
•	You are unwilling to hold the Notes to maturity, a term of approximately 24 months, or you seek an investment for which there will be a secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this preliminary pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Securities Linked Notes and Exchange Traded Fund Linked Notes, Series A for risks related to an investment in the Notes.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the default amount as described below.

Default Amount

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The default amount for your Notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due day”) and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 21 of the accompanying prospectus.

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Tax Redemption

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

•	as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes; or
•	on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Notes to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Notes are not redeemable prior to their maturity.

Determination of the CLP/USD Exchange Rate

On the Initial FX Fixing Date or the Final FX Fixing Date (as applicable, each an "FX Fixing Date"), the CLP/USD exchange rate will be the CLP/USD spot rate, expressed as the amount of Chilean Pesos per one U.S. Dollar, for settlement on the next day on which CLP/USD currency exchange transactions are settled in Santiago, Chile following the applicable FX Fixing Date (such day, "settlement date") as reported by the Banco Central de Chile (www.bcentral.cl) by no later than 10:30am, Santiago time, on the applicable FX Fixing Date as the "Dolar Observado" for such settlement date and displayed on the Banco Central

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de Chile website (www.bcentral.cl) (or any successor or substitute page selected by the Calculation Agent in its sole discretion) on the applicable FX Fixing Date with respect to such settlement date. However, if:

(i)	the applicable FX Fixing Date is not a Currency Business Day;
(ii)	no rate is displayed on the Banco Central de Chile website (or any such successor or substitute page) on the applicable FX Fixing Date with respect to such settlement date; or
(iii)	the Calculation Agent determines in good faith that the rate so displayed on the Banco Central de Chile website (or any such successor or substitute page) is manifestly incorrect,

then such FX Fixing Date may be postponed by the Calculation Agent to the next succeeding Currency Business Day on which none of the above events is occurring, but not past the day that is nine calendar days following the first Business Day following the FX Fixing Date. If such FX Fixing Date is not postponed and one or more of the above events continues to exist on the day that is nine calendar days following the first Business Day following the FX Fixing Date, or if the Calculation Agent determines in its sole discretion not to postpone such FX Fixing Date, then the Calculation Agent will determine the CLP/USD exchange rate with reference to the EMTA CLP Indicative Survey Rate (CLP 11), unless the Calculation Agent determines that the EMTA CLP Indicative Survey Rate (CLP 11) is not available or does not constitute a commercially reasonable rate, in which case the Calculation Agent shall in its sole discretion determine the CLP/USD exchange rate by 2 PM New York time on the ninth calendar day following the first Business Day following the FX Fixing Date.

If the CLP is lawfully eliminated, converted, redenominated or exchanged by Chile after the Initial FX Fixing Date and prior to the Final FX Fixing Date, the Calculation Agent, in its sole discretion, will determine the CLP/USD exchange rate on the Final FX Fixing Date in accordance with market practice.

Hypothetical Payments AT MATURITY On the Notes

The Notes are denominated in CLP; however, payment at maturity will be made in USD based on the CLP amount of such payment and converted at the Final Exchange Rate. Accordingly, payment at maturity may vary depending on the Final Exchange Rate. An investment in the Notes entails significant risks that are not associated with a similar investment in a security denominated in USD. Your investment in the Notes and any payment you receive on the Notes is subject at all times to CLP/USD currency exchange rate risk. The CLP/USD exchange rate reflects the amount of Chilean Pesos that can be exchanged for one U.S. Dollar. You should understand how currency exchange rates work and the potential effects of currency exchange rate risk on the Notes before you decide to invest.

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Price or the Final Price on the Valuation Date or on any Trading Day prior to the Maturity Date. The hypothetical Initial Exchange Rate and Final Exchange Rate are not estimates or forecasts of the Initial Exchange Rate or the Final Exchange Rate on the Initial FX Fixing Date or the Final FX Fixing Date. All examples assume an Initial Exchange Rate of 525.45 and that the holder purchased Notes with an aggregate Principal Amount of CLP1,000.00, equivalent to USD1.90 at such Initial Exchange Rate, a Maximum Return Amount of CLP● (the actual Maximum Return Amount will be determined on Trade Date), a Participation Rate of 200%, and that no market disruption event occurs on the Valuation Date. Amounts below may have been rounded for ease of analysis.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5.00%

	Final Exchange Rate:	525.45

	Note Return Amount:	(CLP1,000.00 x 200.00% x 5.00%) = CLP100.00

	Payment at Maturity:	(CLP1,000.00 + CLP100.000) / 525.45 = USD2.09

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	On a CLP1,000.00 investment, a 5.00% Percentage Change results in a Payment at Maturity of USD2.09.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Note Return Amount is subject to the Maximum Return Amount).

	Percentage Change:	40.00%

	Final Exchange Rate:	525.45

	Note Return Amount:	(CLP1,000.00 x 200.00% x 40.00%) = CLP800.00
		However, the Maximum Return Amount is CLP● and consequently the Note Return Amount is CLP●

	Payment at Maturity:	(CLP1,000.00 + CLP●) / 525.45 = USD●

	On a CLP1,000.00 investment, a 40.00% Percentage Change results in a Payment at Maturity of USD●.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative

	Percentage Change:	-50.00%

	Final Exchange Rate:	525.45

	Note Return Amount:	(CLP1,000.00 x -50.00%) = -CLP500.00

	Payment at Maturity:	(CLP1,000.00 – CLP500.00) / 525.45 = USD0.95

	On a CLP1,000.00 investment, a -50.00% Percentage Change results in a Payment at Maturity of USD0.95.

	Accordingly, if the Percentage Change is negative, and the Final Exchange Rate equals the Initial Exchange, the Bank will pay you less than the full Principal Amount, resulting in a loss on your initial investment that is equal to the negative Percentage Change, subject to the Minimum Return Amount. You may lose up to 99.00% of the CLP value of your principal.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (and the Note Return Amount is subject to the Minimum Return Amount).

	Percentage Change:	-99.50%

	Final Exchange Rate:	525.45

	Note Return Amount:	(CLP1,000.00 x -99.50%) = -CLP995.00
		However, the Minimum Return Amount is –CLP990.00 and consequently the Note Return Amount is –CLP990.00

	Payment at Maturity:	(CLP1,000.00 – CLP990.00) / 525.45 = USD0.02

	On a CLP1,000.00 investment, a -99.50% Percentage Change results in a Payment at Maturity of USD0.02.

	Accordingly, if the Percentage Change is negative, and the Final Exchange Rate equals the Initial Exchange Rate, the Bank will pay you less than the full Principal Amount, resulting in a loss on your initial investment that is equal to the negative Percentage Change, subject to the Minimum Return
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Amount. You may lose up to 99.00% of the CLP value of your principal.

Example 5—	Calculation of the Payment at Maturity where the Percentage Change is positive, but the USD has appreciated relative to CLP and the Final Exchange Rate is greater than the Initial Exchange Rate

	Percentage Change:	5.00%

	Final Exchange Rate:	600.00

	Note Return Amount	(CLP1,000.00 x 5.00%) = CLP50.00

	Payment at Maturity:	(CLP1,000.00 + CLP50.00) / 600.00 = USD1.75

	On a CLP1,000.00 investment, a 5% Percentage Change results in a Payment at Maturity of USD1.75.

Movements in the CLP/USD exchange rate may cause the return on your Notes in USD to be negative, and therefore may result in a loss on your initial investment in USD.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Notes are Subject to Market Risk

The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset constituent stocks, and the extent to which the Percentage Change is positive or negative. The prices of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset constituent stocks, as well as general market factors, such as general market volatility and prices, interest rates and economic and political conditions.

No Assurance that the Investment View Implicit in the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the price of the Reference Asset will rise or fall. There can be no assurance that the price of the Reference Asset will rise above the Initial Price. The Final Price may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset constituent stocks in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset constituent stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Notes.  Certain periods of historical performance of the Reference Asset or the Reference Asset constituent stocks would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past.   See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

The Reference Asset Reflects Price Return Only and Not Total Return

The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset constituent stocks. It is not, however, linked to a ‘‘total return’’ ETF or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset constituent stocks. The return on your Notes will not include such a total return feature or dividend component.

Past Performance of the Reference Asset is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.

The Payment at Maturity Is Not Linked to the Price of the Reference Asset at Any Time Other Than the Valuation Date

The Payment at Maturity will be based on the Final Price (subject to adjustments as described).  Therefore, for example, if the closing price of the Reference Asset declined substantially as of the Valuation Date compared to the Trade Date, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the closing prices of the Reference Asset prior to the Valuation Date.  Although the actual price of the Reference Asset at

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maturity or at other times during the term of the Notes may be higher than the Final Price, you will not benefit from the closing prices of the Reference Asset at any time other than the Valuation Date.

The Reference Asset and The Underlying Index are Different and the Performance of the Reference Asset May Not Correlate with the Performance of the Underlying Index

The Reference Asset uses a representative sampling strategy (more fully described under “Information Regarding the Reference Asset”) to attempt to track the performance of the MSCI All Country Asia ex Japan Index ("Underlying Index"). The Reference Asset may not hold all or substantially all of the equity securities included in the Underlying Index and may hold securities or assets not included in the Underlying Index. Therefore, while the performance of the Reference Asset is generally linked to the performance of the Underlying Index, the performance of the Reference Asset is also linked in part to shares of equity securities not included in the Underlying Index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the investment advisor. Imperfect correlation between the Reference Asset's portfolio securities and those in the Underlying Index, rounding of prices, changes to the Underlying Index and regulatory requirements may cause tracking error, the divergence of the Reference Asset's performance from that of the Underlying Index.

In addition, the performance of the Reference Asset will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index and this may increase the tracking error of the Reference Asset. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the Reference Asset and the Underlying Index. Finally, because the shares of the Reference Asset are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Reference Asset may differ from the net asset value per share of the Reference Asset.

For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the Underlying Index. Consequently, the return on the Notes will not be the same as investing directly in the Reference Asset or in the Underlying Index or in Reference Asset stocks or in the Reference Asset's constituent stocks, and will not be the same as investing in a debt security with payments linked to the performance of the Underlying Index.

The Bank Cannot Control Actions by the Index Sponsor that May Adjust the Underlying Index in a Way that Could Adversely Affect the Payments on the Notes and Their Market Value, and the Index Sponsor Has No Obligation to Consider Your Interests

MSCI Inc. (the "Index Sponsor") owns the Underlying Index and is responsible for the design and maintenance of the Underlying Index. The policies of the Index Sponsor concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the value of the Reference Asset and consequently the Payment at Maturity on the Notes and the market value of the Notes prior to maturity. The Payment at Maturity on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index.

The Bank Cannot Control Actions by the Investment Advisor of the Reference Asset that May Adjust the Reference Asset in a Way that Could Adversely Affect the Payments on the Notes and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests

Blackrock Fund Advisors, the investment advisor to the Reference Asset (the ‘‘Investment Advisor’’ or “BFA”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the Reference Asset, additions, deletions or substitutions of securities in the Underlying Index for the Reference Asset and the manner in which changes affecting the Underlying Index are reflected in the Reference Asset that could affect the market price of the shares of the Reference Asset, and therefore, the amount payable on your Notes on the Maturity Date. The amount payable on your Notes and their market value could also be affected if the Investment Advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the Reference Asset, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the Reference Asset, in which case it may become difficult or inappropriate to determine

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the market value of your Notes. If events such as these occur, the Calculation Agent may determine the closing price of the Reference Asset on the Valuation Date — and thus the amount payable on the Maturity Date, if any — in a manner, in its sole discretion, it considers appropriate.

There Are Risks Associated with The Reference Asset

Although the Reference Asset's shares are listed for trading on NASDAQ, there is no assurance that an active trading market will continue for the shares of the Reference Asset or that there will be liquidity in the trading market. In addition, the Reference Asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may select up to 10% of the Reference Asset's assets to be invested in shares of equity securities that are not included in the Underlying Index. The Reference Asset is also not actively managed and may be affected by a general decline in market segments relating to the Underlying Index. The investment advisor invests in securities included in, or representative of, the Underlying Index regardless of their investment merits. The investment advisor does not attempt to take defensive positions in declining markets. In addition, the Reference Asset is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

If the Price of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the Reference Asset or the Reference Asset constituent stocks. Changes in the price of the Reference Asset or the Reference Asset constituent stocks may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Notes is Not the Same as Holding the Reference Asset Constituent Stocks

Holding the Notes is not the same as holding the Reference Asset constituent stocks. As a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset constituent stocks would enjoy.

The return on your Notes may not reflect the return you would realize if you actually owned the Reference Asset or the Reference Asset Constituent Stocks or a security that provides full participation in the performance of the Reference Asset or the Reference Asset constituent stocks and held that investment for a similar period because your Notes are subject to a cap.

The Notes are Subject to Non-U.S. Securities Market Risk

The Reference Asset constituent stocks and the Underlying Index constituent stocks may be issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities. Moreover, certain aspects of a particular non-U.S.

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economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange. All of these factors could have a material adverse effect on the value of the Notes.

The Notes are Subject to Emerging Markets Risk

The Notes are linked to shares of the Reference Asset and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are susceptible, before making a decision to invest in the Notes.

Time Zone Differences Between the Cities Where the Underlying Assets of the Reference Asset and the Reference Asset Trade May Create Discrepancies in Trading Prices

As a result of the time zone difference between the cities where the underlying assets comprising the Reference Asset trade and where the shares of the Reference Asset trade, there may be discrepancies between the values of the underlying assets and the market value of the Notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the underlying assets remaining unchanged for multiple trading days in the city where the shares of the Reference Asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the Reference Asset trades is closed.

The Returns on the Reference Asset are Subject to Currency Exchange Rate Risk

The Reference Asset invests in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, in addition to the CLP/USD exchange rate risk discussed below, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the Reference Asset may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of Reference Asset. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the Reference Asset invests will be adversely affected and the value of the Notes may decrease.

The Historical CLP/USD Exchange Rate is not an Indication of its Future Performance

The historical performance of the CLP/USD exchange rate, which is included in this pricing supplement, should not be taken as an indication of future CLP/USD exchange rates during the term of the notes. Changes in the CLP/USD exchange rate will affect the amounts payable on and the value of the notes, but it is impossible to predict whether the Chilean Peso will strengthen or weaken against the U.S. Dollar.

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Your Payment at Maturity is Subject to Foreign Currency Exchange Rate Risk With Respect to the Chilean Peso Relative to the U.S. Dollar

The payment you will receive at maturity will involve currency exchange risk and will be affected by the exchange rate fluctuations between the U.S. Dollar and the Chilean Peso. All amounts payable to you at maturity will be denominated in CLP but will be mandatorily converted and paid to you in USD at the Final Exchange Rate. If the CLP is weaker relative to the USD on the Final FX Fixing Date, your payment at maturity will be lower than they would have been as calculated using the Initial Exchange Rate. Similarly, if the CLP is weaker relative to the USD on the Final FX Fixing Date, your payment at maturity will be less, and possibly significantly less, than your initial investment in the Notes in USD. As a result of this currency exchange risk, you could lose a substantial portion of your initial investment in USD.

The CLP/USD exchange rate will vary over time, and may vary considerably during the term of the Notes. The value of the Chilean Peso or the U.S. Dollar is at any moment a result of the supply and demand for that currency. Changes in the CLP/USD exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Chile, the United States and other relevant countries or regions. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments among Chile and the United States, and between each country and its major trading partners;
•	the extent of government surpluses or deficits in Chile and the United States; and
•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of Chile and the United States and those of other countries important to international trade and finance.

The price of the Notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the Reference Asset or other de facto restrictions on the repatriation of U.S. Dollars.

The Strength of the CLP Relative to the USD may be Correlated to the Demand for Commodities

Chile depends heavily on the export of commodities, and the value of the CLP relative to the USD may, therefore, exhibit a high correlation to the demand for certain commodities. As a result, a decrease in the demand for the relevant commodities may negatively affect the value of the CLP relative to the USD and, therefore, the value of the Notes.

Owning the Notes Is Not the Same as Owning the Denomination Currency

The return on your Notes will not reflect the return you would realize if you actually purchased the Chilean Peso. Even if the Chilean Peso appreciates during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the Chilean Peso to appreciate while the market value of the Notes declines.

Government Intervention in the Currency Markets could Materially and Adversely Affect the Value of the Notes

Governments, including those of Chile and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, any amounts payable on the notes, as well as the value of the notes could be affected by the actions of sovereign governments that could change or interfere with previously

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freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.

Prior to 1999, foreign exchange transactions by banks were generally conducted within an exchange rate band set by the Chilean Central Bank, and the Chilean Central Bank intervened in the foreign exchange market in order to maintain the exchange rate within such limits. Since 1999, when the Chilean Central Bank eliminated this band, the Chilean Central Bank has allowed the currency to float against the U.S. Dollar and other currencies, while retaining the right to intervene in the exchange rate market under exceptional circumstances, as it has done on multiple occasions. Interventions by the Chilean Central Bank in the foreign exchange market as a response to economic crises, political pressure or otherwise could have a significant adverse effect on the value of the Chilean Peso.

The Chilean Peso has been subject to large devaluations and revaluations in the past and could be subject to significant fluctuations in the future. There will be no offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Chilean Peso or the U.S. Dollar, or any other currency. Any significant changes or governmental actions with respect to the Chilean Peso, the U.S. Dollar or any other currency that result in a weakening of the CLP relative to the USD will adversely affect the value of the notes and the return on an investment in the notes in USD.

In addition, if the Chilean Peso is lawfully eliminated, converted, redenominated or exchanged by Chile during the term of the notes, the Calculation Agent, in its sole discretion, will determine the CLP/USD exchange rate (or make such adjustment to the CLP/USD exchange rate or CLP principal amount, as required) on each subsequent valuation date, and such determinations may adversely affect the amounts payable to you on the notes.

Currency Exchange Rate Risks can be Expected to Heighten in Periods of Financial Turmoil

In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions and potentially positive consequences to the currencies of regions that might benefit from this movement of capital. For example, if the U.S. Dollar is perceived to be a safer investment than certain other world currencies, resulting in a sudden capital inflow to the United States, it could cause the USD to strengthen relative to the CLP, which would adversely affect the value of the Notes and the return on an investment in the Notes in USD. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the strength of the CLP relative to the USD. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes.

The Participation Rate Applies Only at Maturity

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the Percentage Change even if such return is positive. You may receive the full benefit of the Participation Rate only if you hold your Notes to maturity.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our subsidiaries may realize in consideration for assuming the risks

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inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

The Notes Differ from Conventional Debt Instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Notes will not bear interest and, accordingly, you will not receive any interest payments on the Notes.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

We may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The issue price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Asset over the full term of the Note, (ii) volatility of the price of the Reference Asset and the market’s perception of future volatility of the price of the Reference Asset, (iii) actual or anticipated changes in the CLP/USD exchange rate, (iv) volatility of the CLP/USD exchange rate and the market's perception of future volatility of the CLP/USD exchange rate, (v) changes in interest rates generally, (vi) any actual or anticipated changes in our credit ratings or credit spreads, and (vii) time remaining to maturity. The value of the Note will vary in ways which are non-linear and may not be intuitive. The market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

The Notes Lack Liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Notes from you. If at any time Scotia Capital (USA) Inc. were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

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Hedging Activities by the Bank and the Dealer May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset. The Bank, or one or more of its affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Valuation Date.

The Bank or one or more of our affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the price or price of the Reference Asset or the Reference Asset constituent stocks. Any of these hedging activities may adversely affect the price of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset constituent stocks—and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank, or our affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank, or our affiliates, will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

Market Activities by the Bank and Scotia Capital (USA) Inc. for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

The Bank, Scotia Capital (USA) Inc. and our affiliates provide a wide range of financial services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, and/or our affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the price of the Reference Asset and/or the value of the Notes. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the Reference Asset and the market for your Notes, and you should expect that our interests and/or our affiliates, or our respective clients or counterparties, will at times be adverse to those of investors in the Notes.

The Bank, Scotia Capital (USA) Inc. and our affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank and our respective affiliates and the Dealer and its affiliates will offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Bank, Scotia Capital (USA) Inc. and Our Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Reference Asset Constituent Stocks

The Bank, Scotia Capital (USA) Inc. and our affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, and our affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset constituent stocks or other securities

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or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us or our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

Other Investors in the Notes May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as Noteholders. Further, other investors may enter into market transactions with respect to the Notes, assets that are the same or similar to the Notes, assets referenced by the Notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Notes or in respect of the Reference Asset.

The Calculation Agent Can Postpone the Valuation Date for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Valuation Date, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Valuation Date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the Valuation Date will not be postponed by more than seven scheduled trading days. Moreover, if the Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Valuation Date, and the Calculation Agent will determine the applicable Final Price that must be used to determine the Payment at Maturity. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Price of the Reference Asset on a Valuation Date” beginning on page PS-18 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

There Is No Affiliation Between Any Constituent Stock Issuers or the Reference Asset Sponsor and Us or the Dealer, and Neither We Nor the Dealer Is Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Reference Asset Sponsor

The Bank, Scotia Capital (USA) Inc., and our affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset constituent stocks. Nevertheless, none of us, or our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the other Reference Asset constituent stocks. Before investing in the Notes you should make your own investigation into the Reference Asset and the issuers of the Reference Asset constituent stocks. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

The Bank’s Estimated Value of the Notes Is Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes through a third party hedge provider, are included in the original issue price of the Notes. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

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The Bank’s Estimated Value Does Not Represent Future Values of the Notes and may Differ from Others’ Estimates

The Bank’s estimated value of the Notes is determined by reference to the Bank’s and third party hedge provider’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s and third party hedge providers’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See "The Bank's Estimated Value of the Notes" in this pricing supplement.

Information Regarding The Reference Asset

All disclosure contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. We make no representation or warranty as to the accuracy or completeness of the information derived from these public sources.

iShares MSCI All Country Asia ex Japan ETF

iShares MSCI All Country Asia ex-Japan ETF (the "Fund") seeks to track the investment results of an index composed of Asian equities, excluding Japan. The Fund trades on NASDAQ under the ticker symbol "AAXJ." BlackRock Fund Advisors ("BFA") serves as the investment advisor to the Fund. We obtained the following information from the Fund's website at http://us.ishares.com/product_info/fund/overview/AAXJ.htm without further verification. We are not incorporating by reference the website or any material it includes into this pricing supplement.

Principal Investment Strategies

The Fund seeks to track the investment results of the MSCI All Country Asia ex Japan Index (the “Underlying Index”), which, as of June 30, 2013, is a free float-adjusted market capitalization index designed to measure equity market performance of the following 10 developed and emerging market countries or regions: China, Hong Kong, India, Indonesia, Malaysia, the Philippines, Singapore, South Korea, Taiwan and Thailand. The Underlying Index may include large-, mid- or small-capitalization companies, and components primarily include consumer discretionary, financials and information technology companies. The components of the Underlying Index, and the degree to which these components represent certain industries, may change over time.

BFA uses a “passive” or indexing approach to try to achieve the Fund’s investment objective. Unlike many investment companies, the Fund does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

BFA uses a representative sampling indexing strategy to manage the Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index. The Fund may or may not hold all of the securities in the Underlying Index.

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The Fund generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. The Fund may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Underlying Index, but which BFA believes will help the Fund track the Underlying Index. The Fund seeks to track the investment results of the Underlying Index before fees and expenses of the Fund.

The Fund may lend securities representing up to one-third of the value of the Fund's total assets (including the value of the collateral received).

The Underlying Index is sponsored by an organization (the “Index Provider”) that is independent of the Fund and BFA. The Index Provider determines the composition and relative weightings of the securities in the Underlying Index and publishes information regarding the market value of the Underlying Index.

The Fund’s Index Provider is MSCI Inc. (“MSCI”).

Industry Concentration Policy. The Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Investment Advisor

BFA provides an investment program for the Fund and manages the investment of the Fund's assets. In managing the Fund, BFA may draw upon the research and expertise of its asset management affiliates with respect to certain portfolio securities. In seeking to achieve the Fund's investment objective, BFA uses teams of portfolio managers, investment strategists and other investment specialists. This team approach brings together many disciplines and leverages BFA’s extensive resources.

For its investment advisory services to the Fund, BFA is entitled to receive a management fee from the Fund corresponding to the Fund’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the following iShares funds: iShares MSCI All Country Asia ex Japan ETF, iShares MSCI BRIC ETF, iShares MSCI Emerging Markets Consumer Discretionary ETF, iShares MSCI Emerging Markets Eastern Europe ETF, iShares MSCI Emerging Markets Energy Capped ETF, iShares MSCI Emerging Markets Financials ETF, iShares MSCI Emerging Markets ETF, iShares MSCI Emerging Markets Materials ETF, iShares MSCI Emerging Markets Minimum Volatility ETF and iShares MSCI Emerging Markets Small-Cap ETF. The aggregate management fee is calculated as follows: 0.75% per annum of the aggregate net assets less than or equal to $14.0 billion, plus 0.68% per annum of the aggregate net assets over $14.0 billion, up to and including $28.0 billion, plus 0.61% per annum of the aggregate net assets over $28.0 billion, up to and including $42.0 billion, plus 0.56% per annum of the aggregate net assets over $42.0 billion, up to and including $56.0 billion, plus 0.50% per annum of the aggregate net assets over $56.0 billion, up to and including $70.0 billion, plus 0.45% per annum of the aggregate net assets over $70.0 billion, up to and including $84.0 billion, plus 0.40% per annum of the aggregate net assets in excess of $84.0 billion. Based on assets of the iShares funds enumerated above as of July 31, 2013, for its investment advisory services to the Fund, BFA is entitled to receive a management fee from the Fund, based on a percentage of the Fund’s average daily net assets, at an annual rate of 0.67%. BFA has contractually agreed to waive its management fees in an amount equal to the Fund's pro rata share of the fees and expenses attributable to the Fund's investments in other iShares funds, “Acquired Fund Fees and Expenses,” through November 30, 2014.

BFA is located at 400 Howard Street, San Francisco, CA 94105. It is an indirect wholly owned subsidiary of BlackRock, Inc. (“BlackRock”). As of September 30, 2013, BFA and its affiliates provided investment advisory services for assets in excess of $4.09 trillion. BFA and its affiliates deal, trade and invest for their own accounts in the types of securities in which the Fund may also invest.

Top Holdings and Weightings by Sector and Country

The following tables display the top holdings and weightings by sector and country of the Fund as of January 17, 2014 and is obtained from http://us.ishares.com/product_info/fund/overview/AAXJ.htm without independent verification. A complete list of

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component stocks may be found at http://us.ishares.com/product_info/fund/overview/AAXJ.htm. We are not incorporating by reference the website or any material it includes into this pricing supplement.

Sectors*	Percentage of Fund
Financials	31.56%
Information Technology	20.54%
Consumer Discretionary	10.30%
Industrials	8.86%
Energy	5.99%
Telecommunications	5.96%
Materials	5.87%
Consumer Staples	5.33%
Utilities	3.90%
Health Care	1.36%
Other	0.33%

* Holdings are subject to change

Top Countries	Percentage of Fund
China	23.94%
South Korea	20.00%
Taiwan	15.10%
Hong Kong	12.96%
India	8.28%
Singapore	6.51%
Malaysia	4.86%
Indonesia	3.02%
Thailand	2.82%
Philippines	1.13%
Total	98.63%

The MSCI All Country Asia ex Japan Index

The information below is included only to give insight to the Underlying Index, the performance of which the Fund attempts to mirror, and is obtained from http://www.msci.com/resources/factsheets/index_fact_sheet/msci-ac-asia-ex-japan-index.pdf without independent verification. We are not incorporating by reference the website or any material it includes into this pricing supplement. Your Notes are linked to the performance of the Fund and not to the Underlying Index, and the Fund may not hold the same securities as the Underlying Index and the holdings may diverge substantially.

The MSCI All Country Asia ex Japan Index captures a large and mid cap representation across Hong Kong, Singapore, China, India, Indonesia, Korea, Malaysia, the Philippines, Taiwan and Thailand. With 612 constituents, the Underlying Index covers approximately 68% of the free float-adjusted market capitalization in each country.

The Underlying Index is based on the MSCI Global Investable Market Indices (GIMI) Methodology. This methodology aims to provide exhaustive coverage of the relevant investment opportunity set with a strong emphasis on index liquidity, investability and replicability. The Underlying Index is reviewed quarterly—in February, May, August and November—with the objective of reflecting change in the underlying equity markets in a timely manner, while limiting undue index turnover. During the May and November semi-annual index reviews, the Underlying Index is rebalanced and the large and mid capitalization cutoff points are recalculated. Additional information about the MSCI Global Investable Market Indices (GIMI)

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Methodology is available at http://www.msci.com/products/indices/size/all_cap/methodology.html. We are not incorporating by reference the website or any material it includes into this pricing supplement.

Neither we nor any of our affiliates make any representation to you as to the performance of the Fund or the Underlying Index. The actual performance of the Fund over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Fund shown below.

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Historical Information

The table below shows the high, low and final closing prices of the Reference Asset for each of the four calendar quarters in 2011, 2012 and 2013 and the first calendar quarter of 2014 (through January 17, 2014). Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Quarterly High, Low and Closing Prices of the Reference Asset

	High	Low	Close
2011
Quarter ended March 31	64.93	58.73	62.97
Quarter ended June 30	65.03	59.52	62.02
Quarter ended September 30	63.34	46.64	46.64
Quarter ended December 30	56.23	45.41	49.9
2012
Quarter ended March 30	58.50	50.45	56.47
Quarter ended June 29	57.07	49.45	52.6
Quarter ended September 28	56.81	50.77	56.26
Quarter ended December 31	60.46	55.56	60.46
2013
Quarter ending March 31	61.87	57.86	59.08
Quarter ending June 30	61.53	52.18	54.66
Quarter ending September 30	61.40	53.40	58.2
Quarter ending December 31	61.45	58.52	60.12
2014
Quarter ending March 31 (through January 17, 2014)*	58.46	57.68	58.19

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 1, 2011 through January 17, 2014. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.
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The graph below illustrates the performance of the Reference Asset from January 1, 2009 through January 17, 2014. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

We obtained the information regarding the historical performance of the Reference Asset in the tables and graph above from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and have not undertaken an independent review or due diligence of the information. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

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Historical Exchange Rates

The CLP/USD exchange rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the exchange rate during any period shown below is not an indication that such exchange rate is more or less likely to increase or decrease at any time during the life of your Notes. You should not take the historical exchange rates as an indication of future performance. We cannot give you any assurance that the future performance of the exchange rate will result in your receiving an amount greater than the outstanding face amount of your Notes on the stated maturity date.

Neither we nor any of our affiliates makes any representation to you as to the performance of the CLP/USD exchange rate. The actual performance of the exchange rate over the life of the offered Notes, as well as the cash settlement amount, may bear little relation to the historical exchange rates shown below.

The following table sets forth the published high, low and end of quarter daily CLP/USD exchange rate for each of the four calendar quarters in 2011, 2012 and 2013 and the first calendar quarter of 2014 (through January 17, 2014), as published by Reuters for such periods. The exchange rate is expressed as the amount of CLP per one USD. As set forth in the following table, an increase in the exchange rate for a given day indicates a weakening of the CLP against the U.S. Dollar, while a decrease in the exchange rate indicates a relative strengthening of the CLP against the U.S. Dollar.

Quarterly High, Low and Period End Exchange Rates of CLP versus USD

	High	Low	Close
2011
Quarter ended March 31	498.78	465.75	477.45
Quarter ended June 30	475.85	460.45	467.22
Quarter ended September 30	521.06	456.38	519.75
Quarter ended December 30	534.80	489.90	519.55
2012
Quarter ended March 31	518.65	475.35	488.35
Quarter ended June 30	518.49	481.55	501.07
Quarter ended September 30	500.55	470.24	474.7
Quarter ended December 31	484.79	472.25	479.2
2013
Quarter ending March 29	479.20	470.33	472.15
Quarter ending June 28	514.08	467.05	508.42
Quarter ending September 30	518.50	495.15	504.67
Quarter ending December 31	534.12	493.97	525.45
2014
Quarter ending March 31 (through January 17, 2014)*	539.46	526.98	539.46

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through January 17, 2014. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

We obtained the information in the table above from Reuters, without independent verification. The historical exchange rates set forth above should not be taken as an indication of future performance.

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Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Notes from The Bank of Nova Scotia for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and, as part of the distribution of the Notes, will pay varying discounts and underwriting commissions of CLP36.00 (3.60%) per CLP1,000 principal amount of the Notes. Scotia Capital (USA) Inc. will also receive a structuring and development fee of up to CLP0.50 per CLP1,000 Principal Amount of Notes. All fees and commissions will be paid in USD in amounts determined by reference to the Initial Exchange Rate.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

We expect that delivery of the Notes will be made against payment therefor on or about the 10nth Business Day following the date of pricing of the Notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required, by virtue of the fact that each Note initially will settle in 10 Business Days (T+10), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc., and its affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc., and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc., and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc., and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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The Bank’s Estimated Value of the Notes

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risks—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risks—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risks—The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

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CERTAIN CANADIAN INCOME TAX CONSEQUENCES

See “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” at page S-24 of the Prospectus Supplement dated August 8, 2013.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, subject to the discussion below concerning the potential application of the "constructive ownership" rules, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Because the reference asset is the type of financial asset described under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), while the matter is not entirely clear, there exists a substantial risk that an investment in the Notes is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income. U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders—Potential Application of the 'Constructive Ownership' Rules” in the product prospectus supplement.

For a more detailed discussion of the United States federal income tax consequences with respect to your Notes, you should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the discussion set forth in “United States Taxation” of the accompanying prospectus. In particular, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement and non-U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

We will not attempt to ascertain whether the issuer of any of the Reference Asset constituent stocks would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the Reference Asset constituent stocks and consult your tax advisor regarding the possible consequences to you in this regard.

Because other characterizations and treatments are possible the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully review the discussion set forth in “Alternative Treatments” in the product prospectus supplement for the possible tax consequences of different characterizations or treatment of your Notes for U.S. federal income tax purposes. It is possible, for example, that the Internal Revenue Service (“IRS”) might treat the Notes as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. Alternatively, the IRS may treat the Notes as a series of derivative contracts, each of which matures on the next rebalancing date of the reference asset, in which case you would be treated as disposing of the Notes on each rebalancing date in return for a new derivative contract that matures on the next rebalancing date, and you would recognize capital gain or loss on each rebalancing date.

The IRS has also issued a notice that may affect the taxation of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue

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ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue ordinary income currently and this could be applied on a retroactive basis. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF NOTES AND RECEIVING PAYMENTS UNDER THE NOTES.

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